                                                                     Exhibit (a)
                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                        MAIRS AND POWER GROWTH FUND, INC.


     The following Amended and Restated Articles of Incorporation of Mairs and Power Growth Fund, Inc. are hereby adopted under and pursuant to the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, as amended:

                                    ARTICLE I

     The name of this corporation shall be "MAIRS AND POWER GROWTH FUND, INC."

                                   ARTICLE II

     The duration of this corporation shall be perpetual.

                                   ARTICLE III

     The purpose of this corporation shall be to operate a so-called "open end" mutual investment fund pursuant to applicable state and federal regulatory statutes. In furtherance of such purpose, the corporation shall possess all the powers bestowed upon or permitted to it by law which, in the judgment of the Board of Directors of the corporation, are necessary or convenient to effect the purpose of the corporation.

                                   ARTICLE IV

     The address of the registered office of this corporation in the State of Minnesota is W-2062 First National Bank Building, 332 Minnesota Street, St. Paul, Minnesota 55101.


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

                                                                     Exhibit (a)

                                    ARTICLE V

     SECTION 1. This corporation shall have and issue only one class of shares of stock. All shares in this corporation shall be shares of common stock and all shares of this corporation shall be equal in all respects and shall confer equal rights upon the holders thereof.

     SECTION 2. All shares of stock in this corporation may be issued as full or as fractional shares. Each fractional share shall have the same rights which are provided in these Articles of Incorporation, the By-laws of this corporation and by law to which a full share of stock is entitled, but in the proportion to which such fractional share bears to a full share of stock.

     SECTION 3. Every shareholder of record or his proxy or legal representative at the date fixed by the Board of Directors for the determination of persons entitled to vote at a meeting of shareholders, or if no date has been fixed, at the time of the meeting, shall be entitled at any such meeting to one vote or a fraction thereof, for each share or fraction thereof standing in his name on the books of the corporation at such date.

     SECTION 4. There shall be no cumulative voting by shareholders in this corporation.

     SECTION 5. No shareholder as such shall have any preemptive right to acquire securities or rights to purchase securities of this corporation.

                                   ARTICLE VI

     The total authorized number of shares in this corporation shall be ten million (10,000,000) shares which shall have a par value of one cent ($.01) per share.


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                                                                     Exhibit (a)

                                   ARTICLE VII

     SECTION 1. The directors shall have the general management and control of the business and affairs of this corporation and shall exercise all of the powers that may be exercised or performed by this corporation under these Articles, its By-laws and the applicable statutes of the United States and the several states thereof.

     SECTION 2. A director of this corporation shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act, as now enacted or hereafter amended, excepted as prohibited by the Investment Company Act of 1940, as amended.

     The foregoing Amended and Restated Articles of Incorporation of Mairs and Power Growth Fund, Inc. have been adopted pursuant to Minnesota Statutes Chapter 302A by vote of the holders of a majority of the outstanding shares of stock of the corporation on April 3, 1991.

     IN WITNESS WHEREOF, we have hereunto set our hands this 8th day of April, 1991.

/s/ Ronald J. Desellier                       /s/ George A. Mairs, III
-------------------------------               -------------------------------
Secretary                                     President


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                                                                     Exhibit (a)

STATE OF MINNESOTA   )
                     ) SS
COUNTY OF RAMSEY     )

     On this 8th day of April, 1991, before me, a Notary Public within and for said County, personally appeared George A. Mairs, III, President of Mairs and Power Growth Fund, Inc., and Ronald J. DeSellier, Secretary of Mairs and Power Growth Fund, Inc., who executed the foregoing Amended and Restated Articles of Incorporation and each acknowledged that he executed the same as his own free act and deed for the uses and purposes therein expressed.

                                               /s/ Kathleen M. Kellerman
                                               ---------------------------------
                                               Notary Public


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